EXHIBIT 4.1

DIRECTORS DEFERRED COMPENSATION PLAN
(As amended and restated, effective April 7, 2004)

  Purpose

  The purpose of the Directors Deferred Compensation Plan (the "Plan") is to attract and retain well-qualified persons who are not employees of Peoples Energy Corporation (the "Company") or any of its subsidiaries for service as directors of the Company by providing such persons with the opportunity to defer, in cash and/or shares of the Company's common stock, all or a portion of the compensation which they earn as directors of the Company.

  Administration

  The Board of Directors of the Company (the "Board") shall have Authority to administer and interpret the provisions of the Plan and to prescribe forms and promulgate rules and regulations with respect thereto. All determinations of the Board with respect to the Plan shall be final and binding upon all persons.

  Eligibility

  Directors of the Company who are not employees of the Company or any of its subsidiaries are eligible to participate in the Plan.

  Shares Available for Issuance

  Up to 200,000 authorized, but unissued shares of the Company's common stock, without par value (the "Common Stock") may be issued pursuant to the Plan. No shares of Common Stock shall be issued pursuant to this Plan prior to compliance with requirements under applicable laws and regulations.

  Election to Defer

  (a) An election to defer, or to cease to defer, compensation earned as a director of the Company shall be effective only with respect to compensation earned in the calendar year following the year in which the election is made, but in no event with respect to compensation earned within six months of the date on which the election is made; provided, however, that solely with respect to an election to defer in whole or in part the "Stock Payment" to be made May 1, 2000 under the Company's Directors Stock and Option Plan, such election to defer may be made by a director delivering written notice thereof to the Company no later than March 31, 2000. An election to defer shall specify the form and timing of payment under the Plan. All elections shall be in writing and shall be made on such forms and in such manner as the Board may from time to time prescribe.

  (b) An election shall be binding upon, and shall inure to the benefit of the heirs, legatees and personal representatives of the participant and the successors and assigns of the Company.

  Deferral of Compensation

  (a) Each participant may, with respect to cash compensation earned as a director of the Company, elect to have (i) all or a portion of such compensation deferred and paid in cash in the manner set forth in subparagraphs 6(c) and 6(d) below and/or (ii) all or a portion of such compensation deferred and paid in shares of Common Stock in the manner set forth in subparagraphs 6(e) and 6(f) below. Additionally, each participant who elected to defer all or a portion of the "Stock Payments" deliverable prior to December 5, 2002, pursuant to the Company's Directors Stock and Option Plan shall have such deferred amounts paid in the form of shares of Common Stock in the manner set forth in subparagraph 6(e) and 6(f) below, subject to the availability of shares of Common Stock for issuance under Paragraph 3 of the Directors Stock and Option Plan (as such shares may be adjusted pursuant to Paragraph 8 thereof), as modified, amended or supplemented from time to time.

  (b) A bookkeeping account shall be established for each participant. The account shall reflect the amount of cash to which the participant is entitled in accordance with subparagraph 6(c) below and/or the number of share equivalents to which the participant is entitled in accordance with subparagraph 6(e) below.

  (c) The account of a participant who elects to defer compensation in the form of cash shall be credited with the dollar amount of compensation so deferred on each date that the participant is entitled to payment for services as a director. Interest on the cash balance of the account shall be computed and credited quarterly on March 31, June 30, September 30 and December 31 of each year at the prime commercial rate as reported in the Wall Street Journal.

  (d) Payment to the participant in the form of cash shall be made in a single payment on such date, or in such number of equal annual installments commencing on such date, as provided in the participant's election.

  (e) The account of a participant who elects to defer compensation in the form of stock shall be credited with share equivalents on each date that the participant is entitled to a payment for services as a director. The number of share equivalents to be credited shall be determined by dividing the amount of compensation so deferred by the mean price of a share of Common Stock on the New York Stock Exchange on the date that the participant is entitled to a payment for services as a director. Additional share equivalents shall be credited to the participant's account on each date that the Company pays a dividend on the Common Stock. The number of additional share equivalents so credited shall be determined by dividing the dividend which would be paid on the number of shares of Common Stock equal to the number of share equivalents credited to the participant's account as of the dividend record date by an amount equal to the mean price of a share of Common Stock on the New York Stock Exchange on the date which such dividend is paid to the Company's shareholders. In determining the number of share equivalents to be credited to a participant's account in accordance with this subparagraph 6(e), fractions of share equivalents shall be computed to three decimal places.

  (f) Payment to the participant in the form of shares of Common Stock shall be made in whole shares in a single payment on such date, or in such number of equal annual installments (or in installments as nearly equal as possible without the issuance of fractional shares) commencing on such date, as provided in the participant's election. Any fractional share to which the participant is entitled as of date of the single payment or last installment shall be paid in cash.
  Payment in the Event of Participant's Death

  Neither the participant nor any other person claiming under the participant shall have any right to the payment of any compensation deferred under the Plan in advance of the schedule of payments as provided in the participant's election except that:

  (a) Any of the deferred compensation which shall not have been paid to the participant during his or her lifetime shall be paid to the participant's spouse, if any, who shall survive the participant or to such person or persons other than such surviving spouse as the participant may designate in writing to receive the same. The participant shall have the right during his or her lifetime to designate and to change the designation of the person or persons to whom the Company shall make any payments of deferred compensation remaining unpaid at the death of the participant and to designate and to change the designation of the timing of such payments.

  (b) In the event of the death of the participant prior to his or her receiving any deferred compensation, the single payment or installment payments provided for in subparagraph 7(a) above shall be made or shall commence on the first day of the second month following the month in which the death of the participant occurred.

  (c) Payments of deferred compensation required to be made to their surviving spouse of the participant of to such other persons or persons as the participant may have designated in writing to the Company to receive the same pursuant to subparagraphs 7(a) or 7(b) above shall be made in the same manner and, except as provided in subparagraph 7(b) above, at the same time or times as such amount or amounts would have been paid to the participant's election.

  (d) If any amount of the deferred compensation shall remain unpaid upon the death of the last to survive of (i) the participant, (ii) the participant's spouse, unless a person or persons other than the spouse has been designated to receive the same, as provided in subparagraph 7(a) above, or (iii) such other person or persons who may have been so designated, the Company shall pay the aggregated amount thereof to the executor or administrator of the estate of the last to survive of the following:

      the participant
      the participant's spouse, unless a person or persons other than the spouse has been designated as provided in subparagraph 7(a) above; or
      any person theretofore receiving payments under a written designation as in this paragraph 7 provided.

  The words "person or persons" wherever they appear in this paragraph 7 are intended and shall be construed for all purposes to include the estate of the participant.

  No Right of Assignment or Acceleration

  The right of the participant, the participant's spouse, or any other person designated to receive deferred compensation is personal and, except as provided in subparagraphs 7(a) and 7(b) above, is not subject to acceleration or assignment. The Company shall have no liability for the payment of any of the deferred compensation to any other person or in any other person or in any other manner than is provided in this Plan.

  Amendment or Discontinuance

  The Board may amend, rescind or terminate the Plan as it shall deem advisable; provided, however, that no change shall have a retroactive effect and no change shall be made with respect to compensation deferred under the Plan which would impair a participant's rights to such compensation without his or her consent.

  Governing Law

  This Plan and all determinations made actions taken pursuant hereto shall be governed by the laws of the State of Illinois pertaining to contracts made and to be performed wholly within such jurisdiction, except as federal law may apply.

  Adjustments Upon Changes in Capitalization

  In the event there is any change in the Common Stock of the Company through the declaration of stock dividends, or through recapitalization resulting in stock split-ups, or combinations or exchanges of shares, or otherwise, then the number of shares remaining available for issuance under the Plan shall be appropriately adjusted. Appropriately adjustment shall also be made to the number of shares to which a participant is entitled under the Plan.

  Effective Date

  This amendment and restatement of the Plan is effective April 7, 2004.